Exhibit 99.1

MySize Reports First Quarter 2023 Financial Results

Reiterating 2023 revenue guidance of $9 - $10 million

AIRPORT CITY, Israel – May 15, 2023 – MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the three months ended March 31, 2023.

Key Financial Highlights for the Three Months Ended March 31, 2023 Compared to Prior Year Period

●	Consolidated revenue increased 78% to $720,000 primarily attributable to revenue generated following the acquisition of Orgad

●	Software-as-a-Service (SaaS) revenues from MySizeID and Naiz Fit increased 223% to $142,000

●	Cost of revenues was $1,147,000, mainly due to an inventory write-down of $643,000 due to a fire that occurred at the warehouse which stored part of Orgad’s inventory in January 2023

●	Operating loss was $2.5 million, mainly due to the fire-related inventory markdown

●	Net loss was $2.65 million

●	Cash balance at March 31, 2023 was $2.6 million

●	Inventory balance at March 31, 2023 was $491,000

Business & Operational Highlights for Q1 2023

●	MySizeID and Naiz Fit’s AI-driven sizing solutions were adopted by the following brands:

○	Diesel, for its Colombian ecommerce site through an agreement with Estudio de Moda S.A.S., a leading Colombia-based retail company with a portfolio of brands including Diesel, Celio, Superdry, Marithe François Girbaud, and Replay
○	Canali, across its 32 ecommerce sites in Europe and the U.S.
○	Harper & Neyer, a leading Spain-based menswear brand’s global ecommerce sites
○	Rotholz, a German sustainability brand
○	Natura, an iconic Spanish eco-brand

●	MySize announced its plans to launch MySizeID for pets to help get the right fit and maximize apparel comfort for dogs and cats; dog apparel is estimated to become a $7 billion market by 2028,

Management Commentary

“While we continued to show strong growth over the first quarter of last year driven by increases in revenues from Orgad and our SaaS sizing solutions, we did see an expected quarter-over-quarter decline from the fourth quarter of 2022 to the first quarter of 2023 based on holiday-related apparel shopping trends,” stated MySize CEO and Founder, Ronen Luzon.

“We are seeing positive indications from both our business segments during and after the first quarter and we plan to continue to invest in inventories for Orgad. A warehouse in Israel which stored part of Orgad’s inventory had a fire, causing a write-down and distorting what we believe would otherwise have been continued favorable gross margin and operating trends.”

“With five more major fashion brands implementing our sizing solutions, this high margin business segment continues to grow. We reiterate our 2023 revenue guidance of between $9 to $10 million as we expect revenue momentum in the coming quarters.”

“While reaping the revenue growth benefits of our acquisitions, we are improving operating efficiencies by reducing redundancies and lowering costs. In May, we initiated a transfer of several functions from Naiz Fit in Spain to Israel.”

Financial Results for Three Months Ended March 31, 2023

Revenue for the three months ended March 31, 2023 increased 78% to $720,000 compared to $404,000 for the three months ended March 31, 2022. The increase was primarily attributable to Orgad, which was consolidated for 3 months in the first quarter of 2023 as opposed to 2 months in the corresponding period. Increased revenues from MySizeID contributed to the year-over-year revenue rise, as well as revenue generated from Naiz Fit, which was acquired in the third quarter of 2022.

Gross profit for the three months ended March 31, 2023 was ($427,000) compared to $153,000 for the three months ended March 31, 2022. The decrease was primarily due to a warehouse fire and the associated write-down of part of Orgad’s inventory.

Operating loss for the three months ended March 31, 2023 totaled $2,492,000 an increase of $387,000 compared to operating loss of $2,105,000 for three months ended March 31, 2022, primarily due to the fire related write-downs.

Net loss for the three months ended March 31, 2023 was $2,654,000, compared to a net loss of $2,188,000 for the three months ended March 31, 2022, mainly due an increase in cost of sales and an inventory mark-down due to the fire related write-downs.

Cash and cash equivalents totaled $2.6 million at March 31, 2023.

About MySize Inc.

MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition, expected revenues, and the expected closing of the acquisition. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com